Otter Tail Corporation Appoints Ms. Jeanne Crain and Ms. Mary Ludford to Board of Directors
Mr. James Stake to retire at April Annual Meeting of Shareholders
Company Release - 12/22/2022
FERGUS FALLS, Minnesota—(BUSINESS WIRE)—Otter Tail Corporation (“the Company”) has appointed Ms. Jeanne Crain of Minneapolis, Minnesota, and Ms. Mary Ludford of Chicago, Illinois, to the company’s Board of Directors effective January 1, 2023.
Outgoing Board Member James Stake, who has served as an independent Board member since 2008, has chosen not to stand for re-election and instead retire from the Board following the Company's upcoming Annual Meeting of Shareholders in April 2023. Mr. Stake would have reached mandatory retirement age during the upcoming term had he stood for re-election.

Mr. James Stake

Nathan Partain, Chair of the Company’s Board of Directors, stated, "We would like to thank Jim for his many contributions during his fourteen years of service as a member of the Board. Jim’s support of the Company’s energy transition and more than a decade of service as Chair of the Compensation and Human Capital Management Committee of the Board have been invaluable. We wish Jim the very best in his retirement."

Ms. Jeanne Crain

Ms. Crain is president and chief executive officer of a $16 billion financial services organization with locations in Minnesota, Wisconsin, and North Dakota.

“Jeanne has combined extensive financial industry knowledge with decades of leadership experience to advance strategy and performance,” said Partain. “Her financial expertise and leadership experience are well-aligned to serve our shareholders, customers, and communities.” Ms. Crain has been appointed to serve on the Audit and Compensation and Human Capital Management Committees of Otter Tail’s Board.

Crain earned her masters in business administration from Marquette University and has a bachelor’s degree from the University of North Dakota, where she was a 2018 recipient of the Sioux Award, the highest honor given by the Alumni Association and Foundation for achievement, service, and loyalty. She is a native of North Dakota, is a member of the Board of Directors for the Minneapolis Federal Reserve Bank where she serves as the Chair of its Audit Committee, and has been recognized by the Minneapolis/St. Paul Business Journal as one of their Most Admired CEOs.

Ms. Mary Ludford

Ms. Ludford is an accomplished senior operating executive with 39 years of energy-industry experience developing and executing complex strategic plans for a fortune 100 company in a regulated environment.

“Mary is a high-energy, dynamic leader who has consistently set clear visions, established comprehensive strategies, and driven executional excellence throughout her career,” said Partain. “Her functional experience in Cyber Security Control programs, Internal Audit, Financial Controls, Customer Operations, Financial Planning, and Regulatory and Governmental Affairs will offer tremendous insights to our board.” Ms. Ludford has been appointed to serve on the Audit and Corporate Governance Committees of Otter Tail’s Board.

Ludford graduated with her masters in business administration from Loyola University.

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About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

Media contact: Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor contact: Kevin Moug, Chief Financial Officer, (701) 451-3562